Exhibit 10.1

September 22, 2017

Ryan Ashton

President, Chief Executive Officer

Great Basin Scientific, Inc.

2441 South 3850 West

Salt Lake City, UT 84120

Re:	Employment Agreement between Great Basin Scientific, Inc. and Jeffrey Rona

Dear Mr. Ashton:

 This letter constitutes and amendment of the Employment Agreement between Great Basin Scientific, Inc. (“Great Basin”) and Jeffrey Rona (“Mr. Rona”) (collectively, the “Parties.”) (the “Agreement”).  Pursuant to paragraph 25 of the Agreement, by the Parties’ signatures below, the Parties agree to the following amendments to the Agreement:

1.

“Agreement Section (1) Employment” is hereby modified as follows:  The fourth sentence in this paragraph shall state “Employee will devote approximately 20 hours per week to achieving the purpose and discharging the responsibilities assigned Employee.” The seventh sentence shall state “During Employee’s employment, Employee may engage in other business activities, provided that those business activities do not, in the reasonable judgment of the CEO of Employer, conflict with the duties of Employee under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage.”

2.

“Agreement Section (3) Base Salary” is hereby modified as follows:  “Employer will pay to Employee a base salary (“Base Salary”) at an annual rate of $104,000 in such installments (but in no event less than monthly), subject to withholdings and deductions as required or permitted by law, as is Employer’s policy with respect to other employees.”

Sincerely,

/s/ Jeffrey Rona

________________________________

Jeffrey Rona

Ryan Ashton

____________________

EMPLOYER:

GREAT BASIN SCIENTIFIC, INC.

/S/ Ryan Ashton

By: ____________________________

Name: Ryan Ashton

Title: President, CEO